UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

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MICREL, INCORPORATED
(Name of Registrant as Specified in Its Charter)

Obrem Capital Management, LLC
Obrem Capital (GP), LLC
Obrem Capital Offshore Master, L.P.
Obrem Capital (QP), L.P.
Andrew V. Rechtschaffen
Eric W. Gomberg
Keith R. Gollust
Keith M. Kolerus
Bill R. Bradford
Benjamin J. Goren

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FOR IMMEDIATE RELEASE

OBREM CAPITAL SENDS LETTER TO MICREL STOCKHOLDERS

--Urges Shareholders to Enhance Stockholder Value by replacing Micrel’s current Board with Obrem Director Nominees—

New York, May 13, 2008—Obrem Capital Management, LLC today issued the following letter to the stockholders of Micrel, Incorporated (NASDAQ:MCRL), which encourages them to discount Micrel’s Management misleading allegations regarding Obrem’s intentions and hold the Board of Directors accountable for a decade of broken promises and underperformance by electing Obrem’s director Nominees to Micrel’s Board at a special meeting of stockholders to be held on May 20, 2008.

The full text of the letter follows:

Obrem Capital Management, LLC
733 3rd Avenue
New York, NY 10017

May 13, 2008

Dear Fellow Shareholder,

Obrem looks forward to next week’s special meeting, where shareholders will have the opportunity to vote the GOLD card and replace Micrel’s current board with an independent one that is focused on maximizing shareholder value.

DO NOT LET MICREL’S MANAGEMENT DISTORT THE FACTS OR REWRITE HISTORY

Micrel now appears to be resorting to misinformation in an attempt to run from its poor track record of value creation, while indicating that it expects to spend close to $3 million in doing so. Obrem believes that these attempts reflect Micrel’s underestimation of its shareholders, who will understand that:

MICREL’S RECENT PREDICTIONS ABOUT ITS BUSINESS DRIVERS ARE NOT NEW – AND REMAIN UNFULFILLED, YEARS AFTER THEY WERE FIRST MADE BY MANAGEMENT

Obrem suggests that any Micrel shareholder who wishes to be reminded of Micrel’s previous – failed – strategy to create growth should consult Micrel’s May 2005 Analyst Day presentation.  Indeed, Obrem encourages management to make the presentation from its 2005 Analyst Day available to shareholders, so that investors can evaluate for themselves management’s track record of failing to achieve its targets.

During that meeting, Micrel management highlighted its new growth opportunities in sectors including voice over IP, automotive, and power over Ethernet. These sound remarkably familiar, since in its letter yesterday, Micrel identifies the exact same three areas as today’s “exciting growth opportunities” for the Company.

DO NOT LET MANAGEMENT FOOL YOU.  THESE ARE NOT NEW IDEAS…AND MANAGEMENT HAS FAILED TO CAPITALIZE ON THEM OVER THE LAST THREE YEARS.

In the same May 2005 presentation, Micrel management also made forecasts regarding growth, predicting revenues from power management would increase from $141 million in 2004 to $500 million in 2009.  Today, according to First Call consensus of financial analysts, Micrel’s 2009 total revenues are expected to be $301 million. Yet more unmet predictions.

MICREL CHOSE TO MISCHARACTERIZE AND QUOTE SELECTIVELY FROM GLASS LEWIS’ REPORT – AND OMITTED THE MOST IMPORTANT DETAILS ABOUT HOW SHAREHOLDERS WERE ADVISED TO VOTE.

In evaluating Micrel’s comments on the recent Glass Lewis report, you should know that Obrem first contacted Micrel on March 12, 2008 with a letter to management and the Board.  As of May 12, 2008, two months later, Obrem has still NOT been contacted by Ray Zinn or anyone on Micrel’s Board.  Instead of picking up the phone to call its largest independent shareholder, Micrel’s Board instead took the time and expense to implement a Poison Pill, which Obrem believes was adopted to prevent it from purchasing additional Micrel stock, to dissuade prospective buyers from approaching the company, and to further protect the current Micrel Board.

That is why Glass Lewis recommended that shareholders vote in favor of the non-binding shareholder resolution recommending that Micrel’s Board rescind the Poison Pill, which it described as being “contrary to the interest of shareholders.”

Furthermore, in its letter to shareholders on May 12, 2008 Micrel omitted the fact that Glass Lewis specifically recommended that shareholders remove David Conrath from Micrel’s current Board and elect in his place one of Obrem’s nominees.

GOLDMAN SACHS’ EQUITY RESEARCH ANALYST RECENTLY PUBLICLY ENDORSED CONSOLIDATION INVOLVING MICREL, AMONG OTHERS, TO “SALVAGE VALUE” FOR INVESTORS.

Goldman Sachs Equity Research, in a research note published on March 27, 2008, said the following: “In our view, consolidation [in the analog industry] is inevitable…In addition, small and low growth companies that entertain M&A as an exit strategy might salvage value for investors, rather than holding on and facing potential erosion of equity over time…Within our coverage universe potential candidates include VLTR, MCRL, IRF and MPWR.”1

Ironically, Micrel has hired Goldman Sachs as its financial advisor for this proxy contest.

Micrel’s willingness to obfuscate how equity analysts in general feel about Micrel’s performance extends far beyond Goldman Sachs Equity Research.  Micrel has been touting its 1st quarter 2008 results as the beginning of the operational success that shareholders have been awaiting.  Micrel has also “cherry-picked” a few analyst report

1 Goldman Sachs Equity Research is not a party to, and has not endorsed, our proxy solicitation and has not consented to the use of statements that we attribute to them in connection with this proxy solicitation.

quotes to illustrate that the Street “shares” its enthusiasm.  But the FACT is that 75% of analysts following Micrel have a HOLD or SELL recommendation on the shares, and none has a target price above $12.

MICREL’S BOARD AND MANAGEMENT APPEAR TO HAVE LET STRATEGIC BUYERS COME AND GO – AND ARE UNWILLING OR UNABLE TO DEMONSTRATE OTHERWISE.

Obrem has spoken with current and former executives at strategic competitors who have expressed their historic and current interest in acquiring Micrel.  They have indicated to Obrem that the reason a transaction has never been consummated is due to the entrenchment of the current Micrel board and management, who were often unwilling to speak with a prospective buyer or in certain cases even return their phone call.

Obrem believes this is a significant disservice to shareholders, and is not reflective of a “highly qualified and independent Board,” as Micrel claims its Board to be.

We understand that management has told certain investors and other groups that they have, in fact, never been approached.  We strongly encourage any shareholder who is not sure who to believe to speak with management teams in the industry about the history of approaches made to Micrel.   We are confident shareholders will learn, as we did, of the history of Micrel’s Board ignoring opportunities for potential combinations.

GIVEN MICREL’S CAMPAIGN OF MISINFORMATION, ONLY A TRULY INDEPENDENT, EXPERIENCED BOARD WILL DO WHAT IS RIGHT FOR MICREL SHAREHOLDERS.

Obrem’s nominees would approach a potential sale of the company with an open mind, believing it prudent to consider a possible sale of the company as a way of maximizing value for shareholders.

At the same time, if a sale does not prove to be the value maximizing strategy, Obrem’s nominees are prepared to work on a turnaround of the company that would be designed to drive shareholder value. In either scenario, Obrem believes that shareholders are better off with INDEPENDENT nominees on the board.

In its letter to shareholders yesterday morning, Micrel states that Obrem has never operated a company.  This is simply another example of Micrel’s attempt to shift the focus off of its own poor track record.

Micrel’s management and Board should know from our filings that members of Obrem’s slate have extensive operational and industry experience.  For example, Keith Kolerus was President and Chairman of National Semiconductor Japan Ltd., a successful standalone operation larger than all of Micrel.  Bill Bradford ran an 800 person global sales force at Freescale Semiconductor, a company significantly larger than Micrel.

And, in the event that Micrel pursues a standalone strategy, Obrem’s nominees are prepared to implement an operational improvement strategy, one that has been developed in conjunction with Obrem nominees Keith Kolerus and Bill Bradford. Obrem’s operational plan addresses what it believes are Micrel’s most significant fundamental problems including its 1) current manufacturing challenges, 2) excessive operating expenses, 3) product development strategy, and 4) weak channel strategy.  Obrem brought to light all of these issues in its original letter to Micrel and has spent considerable time further developing solutions in light of management’s unwillingness to sit down with us.  If some of these solutions seem simple, it is because in some cases fixes are in fact quite obvious. Obrem believes that it and its nominees have the motivation and commitment to successfully implement these changes.

Obrem’s nominees are prepared to work with existing management in a constructive manner in pursuing this value creating turnaround.  However, if Obrem’s nominees are elected and Ray Zinn or other members of management choose to leave the company, our nominees are prepared to bring in executives with significant relevant experience, and Obrem has spoken with several experienced operational leaders from the analog semiconductor industry.  In conversations with such executives, several have identified readily apparent opportunities to drive revenue growth and improve margins at Micrel – opportunities which have been not been pursued by current management.  These leaders have expressed interest in taking leadership positions at Micrel, and could form the nucleus of a new, accountable management team at Micrel that would strive to obtain real results and create shareholder value.

DO NOT LET MICREL’S MANAGEMENT SUCCEED IN HIDING FROM THEIR MANIFESTLY POOR TRACK RECORD OR DISTORTING OBREM’S INTENTIONS.

OBREM ENCOURAGES ALL SHAREHOLDERS TO VOTE THE GOLD PROXY CARD FOR MANAGEMENT ACCOUNTABILITY AND VALUE-CREATION.  Do not vote the white card.

If you have any questions about voting, or for more information, please contact our proxy solicitors, Innisfree M&A Incorporated, toll free at 1.888.750.5834

Sincerely yours,

Obrem Capital Management, LLC.

By: Andrew Rechtschaffen, as Managing Member of the General Partner

Contacts:

Media	Investors
Jeremy Fielding/Lin Wu	Arthur Crozier
Kekst and Company	Innisfree M&A Incorporated
(212) 521-4800	(212) 750-5833

SK 25940 0001 883217